                                                                      Exhibit 99

                            TRW Inc. and Subsidiaries
                        Computation of Ratio of Earnings
                          to Fixed Charges - Unaudited

                         (In millions except ratio data)


                              Three Months                   Years Ended December 31
                                  ended        -------------------------------------------------------
                              March 31, 1997     1996        1995        1994       1993         1992
                              --------------   ----------  ---------   ---------  ----------   -------

Earnings from continuing
  operations before income
  taxes                            $194.6      $302.2(A)     $625.5     $435.5      $289.2     $276.4

Unconsolidated affiliates            (0.8)        1.4           1.3       (0.6)        0.7       (0.9)

Minority earnings                     5.9        11.5          10.8        7.7         1.4        0.1

Fixed charges excluding
  capitalized interest               31.5       129.0         137.2      145.3       177.5      208.1
                                   ------      ------        ------     ------      ------     ------

Earnings                           $231.2      $444.1        $774.8     $587.9      $468.8     $483.7
                                   ------      ------        ------     ------      ------     ------



Fixed Charges:
Interest expense                    $19.7       $84.2         $94.7     $104.7      $137.4     $162.1

Capitalized interest                  1.0         3.5           5.1        6.6         7.9       12.7

Portion of rents representa-
  tive of interest factor            11.8        43.2          41.4       39.2        37.9       45.8

Interest expense of uncon-
  solidated affiliates                0.0         1.6           1.1        1.4         2.2        0.2
                                   ------      ------        ------     ------      ------     ------

Total fixed charges                 $32.5      $132.5        $142.3     $151.9      $185.4     $220.8
                                   ------      ------        ------     ------      ------     ------
Ratio of earnings to fixed
 charges                              7.1x        3.4x          5.4x       3.9x        2.5x       2.2x
                                   ------      ------        ------     ------      ------     ------

(A) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses.
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